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                                                                   EXHIBIT 10.12

June 14, 1999


Dear Cliff,

I am pleased to offer you a position with InternetConnect, Inc. ("the Company") initially as its acting President and Chief Executive Officer, reporting to the Board of Directors. In addition, you will be appointed to the Company's Board of Directors as its Chairman. Upon closing of the sale and issuance of the Company's Series A Preferred (the "Series A Preferred Financing"), the Company will begin a search for a permanent President and Chief Executive Officer ("CEO"). After the CEO is hired, you will retain your position as Chairman of the Board with duties consistent with such position and continue as a member of the Company's senior management team reporting to the CEO.

During the term of your employment, you shall devote your full time, skill and attention to your duties and responsibilities and shall perform them faithfully, diligently and competently. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company in effect from time to time during your employment. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

Your initial base salary will be $12,500.00 per month. In addition, you will be eligible to participate in the Company's incentive bonus program, if any. The Board of Directors plans to develop the incentive bonus program jointly with the new CEO, including the goals and objectives to be defined in connection therewith. As a Company employee you are also eligible to receive medical insurance and other employee benefits generally available to employees of the Company. Should you continue to be employed 12 and 24 months after the closing of the Series A Preferred Financing your base salary will be increased by $2,083.33 per month at your 12 month anniversary and again by $2,083.33 per month at your 24 month anniversary.

Also, in connection with your employment, 50% of your current common stock holdings will be subject to repurchase in the event your employment with the Company is terminated for any reason whatsoever, except as set forth below. This right will expire 1/36 per month over thirty-six months commencing on the closing of the Series A Preferred Financing. If you are involuntarily terminated after a change of control then this repurchase right will be deemed to have expired.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time with or without cause. However, if the Company elects to terminate its employment relationship with you for any reason other than (i) a material act of dishonesty made by you in connection with your responsibilities as an employee, (ii) your conviction of, or plea of nolo

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contendere to, a felony, (iii) your gross misconduct, which has a material adverse effect on the Company, or (iv) your [consistent and willful] failure to perform your employment duties (if such failure is not remedied within ninety
(90) days following receipt by you of a written notice from the Company specifying the facts relating to the failure, you and the Company agree that you will sign a standard form of settlement and release agreement, and that in consideration therefore the Company will provide you a settlement of (i) the vesting of your current stockholdings and (ii) salary and benefits due from the date hereof through that period which is three years from the date hereof, less salary and benefits already paid through the date of termination.

As an employee you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the company. To protect the interests of the Company, you will need to sign the Company's standard Confidentiality and Non-Compete agreement as a condition of your employment.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. This letter agreement sets forth the terms of your employment with the Company, and supercedes any prior representations or agreements, whether written or oral. This letter agreement may not be modified or amended except by a written agreement, signed by a duly authorized officer of the Company and by you.


On Behalf of the Board of Directors,

/s/ ROBERT A. HOFF
------------------------------------
Robert A. Hoff



Agreed: /s/ CLIFF YOUNG
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       Cliff Young